***Text Omitted and Filed Separately with the Commission
Confidential Treatment Requested
Under 17.C.F.R. Secs. 200.80(b)(4),
200.83 and 240.24b-2

SETTLEMENT AGREEMENT

          THIS SETTLEMENT AGREEMENT ("Agreement"), effective as of November 4, 2003 (the "Effective Date"), is made by and between 1685-1775 38th St, LLC, a Delaware limited liability company ("Plaintiff") and Exabyte Corporation, a Delaware corporation ("Defendant") (collectively the "Parties").

RECITALS

          WHEREAS, Plaintiff is the landlord of the premises in Boulder County, Colorado, described as follows: approximately 98,466 square feet known as 1685 38th Street, Boulder, Colorado 80301 (the "Premises"); and

          WHEREAS, Defendant leased and occupied the Premises pursuant to a written lease dated October 1, 1999 (the "Lease"), which Lease was assigned to 1685 - 1775 38th Street LL, LLC and further assigned to Plaintiff, and a written temporary lease dated June 6, 2003 (the "Temporary Lease"); and

          WHEREAS, Plaintiff alleges that Defendant failed to pay certain amounts due and owing, and failed to perform certain obligations, under the Lease and Temporary Lease; and

          WHEREAS, Plaintiff filed a complaint in a certain civil action, denominated 1685-1775 38th St, LLC v. Exabyte Corporation, Case No. 2003 CV 912, Division 2, (the "Civil Action"), pending in District Court for the County of Boulder, State of Colorado; and

          WHEREAS, in the Civil Action, Plaintiff seeks damages in the total amount of $1,879,816, of which approximately $1,624,444 constitutes past due rent and future rent allegedly owing under the Lease; and

          WHEREAS, in the Civil Action, Defendant filed an Answer and disputes certain allegations contained in the Civil Action; and

          WHEREAS, the Parties desire to resolve any and all pending and potential actions and issues that were asserted or could have been asserted in the Civil Action, as well as any other potential actions and issues, without the further expenditure of time or expense of litigation on the terms set forth herein.

AGREEMENTS

                    NOW, THEREFORE, in consideration of the promises and agreements of the Parties set forth herein, the sufficiency of which is hereby acknowledged by all Parties, the Parties do hereby promise and agree as follows:

          1.           Payment. Defendant will pay to Plaintiff a total of One Million Six Hundred Thousand Dollars ($1,600,000), in full settlement of any and all claims that were asserted or could have been asserted in the Civil Action, payable as follows:

                    a.           Two Hundred Fifty Thousand Dollars ($250,000) upon execution of this Agreement;

                    b.           One Hundred Fifty Thousand Dollars ($150,000) per month, payable on the first day of each month, for five (5) consecutive months beginning on December 1, 2003;

                    c.           One Hundred Thousand Dollars ($100,000) per month, payable on the first day of each month, for six (6) consecutive months beginning on May 1, 2004, and ending on October 1, 2004.

          All payments shall be made by wire transfer as follows:

                     [...***...]

          It is agreed that the amounts to be paid by Defendant to Plaintiff pursuant to this paragraph 1 shall not be subject to offset or reduction for any reason whatsoever including, without limitation, on account of any rent or other payments made to the Plaintiff by any person for the Premises.

          2.           Event of Default. Time is of the essence for performance of all of the terms and conditions of this Agreement. The failure of Defendant to make any payment described in paragraph 1 above, in whole or in part, on or before the date it is due, is a default under this Agreement. Defendant shall cure any default within ten (10) days after receipt of written notice of default. If Defendant fails to cure the default within such ten-day period, it shall become an "Event of Default" entitling Plaintiff to exercise the remedies set forth in paragraphs 3 through 5 below. Notwithstanding the foregoing, if Plaintiff delivers written notice of default on two or more occasions because Defendant failed to make a payment described in paragraph 1 above, on or before the date it was due, Plaintiff shall not be required to provide any additional or further written notice of default and Defendant's failure to pay on time an additional time shall automatically become an Event of Default entitling Plaintiff to exercise the remedies set forth in paragraphs 3 through 5 below.

          3.           Confession of Judgment. Upon execution of this Agreement and, as security for the obligations under this Agreement, Defendant shall execute the Confession of Judgment attached hereto as Exhibit A in the amount of One Million Eight Hundred Seventy-Nine Thousand Eight Hundred Sixteen Dollars ($1,879,816.00), less any amounts paid by Defendant pursuant to paragraph 1 of this Agreement, plus all costs and reasonable attorneys' fees for any action brought hereon and costs of collection pursuant to paragraph 5 below in the event there is an Event of Default under this Agreement. Defendant shall deliver the Confession of Judgment to Jacobs Chase Frick Kleinkopf & Kelley LLC ("JCFKK"). JCFKK shall hold the Confession of Judgment. If Defendant fails to meet the conditions of section 1 above, and once an Event of Default under section 2 has occurred, Plaintiff may file the Confession of Judgment in any action initiated to enforce this Agreement including, without limitation, the Civil Action.

*Confidential Treatment Requested

          4.           Entry of Judgment Based on Confession of Judgment. Defendant agrees that judgment may be entered immediately by the Court upon the commencement of a legal action and submission of a verified complaint, or verified motion of breach, or sworn, notarized affidavit by Plaintiff which shall include a statement as to the amount of money damages to be included in the judgment. The amount of money damages to be included in the judgment shall be One Million Eight Hundred Seventy-Nine Thousand Eight Hundred Sixteen Dollars ($1,879,816), less any amounts paid by Defendant pursuant to paragraph 1 of this Agreement, plus all costs and reasonable attorneys' fees for any action brought hereon and costs of collection pursuant to paragraph 5 below. Defendant shall not be entitled to object to the amount of money damages to be included in the judgment except as to the amount of payments made by Defendant pursuant to this Agreement and the reasonableness of Plaintiff's attorneys' fees and collection costs. In connection with this Agreement, except as stated above, Defendant has agreed to waive any and all claims and defenses against the entry of such confessed judgment including, without limitation, any and all claims or defenses which may be available to it under the Lease, C.R.S. Sec. 38-12-101 et seq. or C.R.S. Sec. 13-40-101 et seq.

          5.           Costs of Collection. In the event Defendant defaults on its payment obligations under paragraph 1 of this Agreement or breaches any other provision of this Agreement, Plaintiff shall be entitled to recover all costs and reasonable attorneys' fees incurred in obtaining the confessed judgment, in executing upon the judgment or in enforcing any provision of this Agreement.

          6.           Release.

                    a.           Release by Plaintiff. Plaintiff, on behalf of itself and its successors, predecessors, parents, subsidiaries, affiliated companies, administrators, officers, directors, employees, shareholders, agents, representatives, descendents, dependents, heirs, spouses, partners, executors, assigns and successors, hereby fully, completely and finally waives, releases and forever discharges and covenants not to sue the Defendant and its respective successors, predecessors, parents, subsidiaries, affiliated companies, administrators, officers, directors, employees, shareholders, attorneys, insurers, agents, representatives, descendents, dependents, heirs, spouses, partners, executors, assigns and successors, and each of them (collectively, the "Defendant Released Parties") from any and all claims, demands, suits, liabilities, debts and obligations of any kind or nature, known or unknown, suspected or unsuspected, and whether concealed or hidden, which it ever had, now has or may have in the future against any of the Defendant Released Parties: (1) that were asserted or could have been asserted in the Civil Action; or (2) arising out of or relating in any way to the facts and circumstances set forth in the Civil Action (collectively the "Released Claims"); provided, however, that this release does not apply to any obligations expressly created by this Agreement, or documents provided pursuant hereto.

                    b.           Release by the Defendant. Defendant, on behalf of itself and its successors, predecessors, parents, subsidiaries, affiliated companies, administrators, officers, directors, employees, shareholders, agents, representatives, descendents, dependents, heirs, spouses, partners, executors, assigns and successors, hereby fully, completely and finally waives, releases and forever discharges and covenants not to sue Plaintiff and its respective successors, predecessors, parents, subsidiaries, affiliated companies, administrators, officers, directors, employees, shareholders, attorneys, insurers, agents, representatives, descendents, dependents, heirs, spouses, partners, executors, assigns and successors, and each of them (collectively, the "Plaintiff Released Parties"), from any and all claims, demands, suits, liabilities, debts and obligations of any kind or nature, known or unknown, suspected or unsuspected, and whether concealed or hidden, which it ever had, now has or may have in the future against any of the Plaintiff Released Parties that in any way relate to the Released Claims; provided, however, that this release does not apply to any obligations expressly created by this Agreement, or documents provided pursuant hereto.

                    c.           Release of Known and Unknown Claims. The Parties acknowledge that a portion of the consideration given for this Agreement is being given for the full and final release of any and all losses, claims, costs, expenses, damages, and fees, which may have occurred in the past, and are not yet known, or which may occur in the future. The Parties agree to voluntarily and knowingly assume the risk of any mistake of fact, either mutual or unilateral, with respect to said losses, claims, costs, expenses, damages, and fees, and shall not, under any circumstances, seek to present further claims on behalf of itself against each other, arising out of the above-described dealings between the Parties. The Parties recognize that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Parties hereby waive any right, claim or cause of action that might arise as a result of such different or additional claim or facts.

          7.           Adequacy of Consideration. Each of the Parties acknowledges that the consideration it has given and received hereunder is fair and adequate consideration for the covenants, undertakings, forbearances, and promises contained herein.

          8.           Denial of Liability. It is understood and agreed by the parties to this Agreement that this Agreement is not to be construed as an admission of liability on the part of any person, firm or corporation released, liability being expressly denied, and the Parties having entered into this Agreement solely to resolve all differences between them.

          9.           Real Parties in Interest and No Third Party Beneficiaries. Each of the Parties acknowledges that no claim or other manner of right created, performed or released by this Agreement has been assigned, transferred or conveyed, in whole or in part, to any person or entity not bound to this Agreement by virtue of one or more of the signatures appearing herein below.

          10.           Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

          11.           Successors. This Agreement shall be binding upon and shall inure to the benefit of all successors, assigns, and heirs of each party herein; provided however, no party may assign its rights in this Agreement without the written consent of such other Parties to this Agreement against who or which such rights exist or may be asserted.

          12.           Entirety of Agreement, Modification and Superseding Agreement. This Agreement contains the entire agreement of the Parties with respect to the matters contemplated herein, and no modification hereof shall be effective unless in writing and signed by the party against whom or which it is sought to be enforced.

          13.           Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any material provision of this Agreement, the remainder of this Agreement shall be fully enforceable.

          14.           Disposition of the Civil Action as Among the Parties. Legal counsel for Plaintiff and for Defendant are hereby authorized to file with the Court in the Civil Action within five (5) business days after the execution of this Agreement, and only after receipt by Plaintiff of the payment required in paragraph 1.a., the fully executed original of the Notice of Settlement and Request for Continued Jurisdiction attached hereto as Exhibit B. Within five (5) business days after Plaintiff receives the final payment required in paragraph 1.c., legal counsel for Plaintiff and for Defendant are hereby authorized to file with the Court the fully executed original of the Stipulated and Joint Motion for Dismissal with Prejudice attached hereto as Exhibit C.

          15.           Counsels' Approval as to Form. This Agreement is the product of the negotiation of all Parties hereto, acting through their respective legal counsel. For convenience, it has been drafted in substantial part by counsel for one of the Parties hereto, but by virtue of the signatures of counsel for all Parties herein below, this Agreement shall be deemed to have been drafted by all Parties jointly, and any ambiguity herein shall not be construed for or against any party by virtue of the identity of the draftsman.

          16.           Notice. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been received when either (a) delivered by hand with written confirmation of receipt, (b) sent by facsimile with written confirmation of receipt, provided that a copy is mailed by registered mail, return receipt requested, or (c) delivered to the addressee, if sent by a nationally recognized overnight delivery service, receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below, or to such other addresses and facsimile numbers as a party may designate by notice to the other parties:

                                        Notice to Plaintiff:

                                        [...***...]
                                        Investcorp International, Inc.
                                        280 Park Avenue, 37th Floor
                                        New York, NY 10017
                                         [...***...] (facsimile)

                                                  and

                                         [...***...]
                                        Jacobs Chase Frick Kleinkopf & Kelley LLC
                                        1050 17th Street, Suite 1500
                                        Denver, CO 80265
                                         [...***...] (facsimile)

                                        Notice to Defendant:

                                         [...***...]
                                        Exabyte Corporation
                                        2108 55th Street
                                        Boulder, CO 80301
                                         [...***...] (facsimile)

                                                  and

                                        [...***...]
                                        Ballard Spahr Andrews & Ingersoll
                                        1225 17th Street, Suite 2300
                                        Denver, CO 80202
                                        [...***...] (facsimile)

                              The copies to [...***...] and [...***...] shall be sent by facsimile.

          17.           Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement except by written instruments signed by the party charged with the waiver or estoppel; no written waiver shall be deemed a continuing waiver unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any other act than that specifically waived.

*Confidential Treatment Requested

          18.           Headings. The headings at the beginning of each of the numbered paragraphs of this Agreement have been inserted solely as a convenience of the Parties and their legal counsel, and the heading are not intended as covenants or conditions of this Agreement.

          19.           Confidentiality. The Parties hereto agree to maintain all of the terms and conditions hereof as confidential, except to the extent that (i) the Parties mutually agree to disclose certain of the terms hereof, (ii) either of them makes disclosure to its lenders, counsel, accountants and other similar advisors, provided that the disclosing party notifies such third party of the confidential nature of this Agreement, and (iii) either of them may be required to disclose the terms hereof pursuant to contractual obligation, pursuant to law, including governmental regulation, or in connection with mediation, arbitration or litigation proceedings related hereto.

          20.           THE AGENT OR ATTORNEY-IN-FACT FOR EACH OF THE PARTIES HAS READ AND DOES UNDERSTAND EACH AND ALL OF THE FOREGOING TERMS AND PROVISIONS AND SPECIFICALLY HAS CONSULTED WITH LEGAL COUNSEL ON HIS, HER OR ITS BEHALF, IN CONNECTION WITH THE NEGOTIATION AND EXECUTION HEREOF -- AND EACH SIGNATORY WARRANTS AND REPRESENTS THAT HE, SHE OR IT HAS THE AUTHORITY INDICATED HEREINBELOW TO EXECUTE THIS AGREEMENT AND TO BIND THE PARTY FOR WHOM HE, SHE OR IT IS ACTING TO THE TERMS AND PROVISIONS HEREOF.

          21.           Facsimile Signatures and Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Facsimile signatures shall constitute original signatures. Notwithstanding the foregoing, Defendant shall provide JCFKK with an original signed Confession of Judgment.

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement intending that this Agreement be effective as of the date first above written.

1685-1775 38TH ST, LLC,
a Delaware limited liability company
By: BoulderInvest Independent, Corp., a Delaware corporation, Managing Member

By: ________________________________

Name: ______________________________

Title: _______________________________

EXABYTE CORPORATION, a Delaware corporation By: ________________________________ Name: Tom Ward Title: President and Chief Executive Officer

Approved as to form:

JACOBS CHASE FRICK KLEINKOPF BALLARD SPAHR ANDREWS & INGERSOLL

& KELLEY LLC

____________________________________ __________________________________

Barbara A. Grandjean Carl A. Eklund

Attorneys for Plaintiff Attorneys for Defendant